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SEPARATION AGREEMENT

This Separation and Separation Agreement (“Agreement”) is entered into this 28th day of March, 2013 by and between Commercial Metals Company, a Delaware corporation, with principal offices at 6565 N. MacArthur Blvd, Irving, Texas 75039 (the “Company”) and James Alleman, who resides at 5505 Emerson Ave. Dallas, Texas 75209 (“Executive”).

WHEREAS, the Company has employed Executive for approximately seven years, most recently as Senior Vice President Human Resources, and Executive has faithfully performed his responsibilities as an executive of the Company; and

WHEREAS, Executive and the Company have agree to Executive's separation from employment effective April 30, 2013; and

WHEREAS, the parties now desire to enter into this Agreement to set forth the terms and conditions relating to the separation by Executive of his employment;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, the Parties agree as follows:

1.
Executive will relinquish his position as Senior Vice President Human Resources as well as any and all other officer and director positions with the Company and its subsidiaries effective as of April 30, 2013 (“Separation Date”). The Company shall continue to employ Executive until the Separation Date; and his salary and all benefits will remain unchanged until such date. Executive will not be required to be present in the company offices but agrees that his services shall be available to the company as needed through the Separation Date and will be subject to the same standards of conduct and performance applicable to all officers and managers of the Company. Other than as provided in this Agreement, Executive waives and agrees that he shall not receive any other compensation or benefits from the Company.

2.
In consideration for Executive's service to the Company, and for Executive's release and waiver of claims and commitment to the non-competition obligations referenced herein, the Company shall pay Executive:

(a) a payment in the gross amount of $750,000.00, which is equivalent to two years annual base salary, to be paid in a lump sum (and subject to payroll tax withholding required by federal law, subject to the Executive's execution of this Agreement, on the first payroll run after expiration of all revocation periods.

(b) subject to the Company meeting its fiscal year 2013 bonus metrics, a prorated annual performance bonus (the “Prorated APB”) as formulaically determined (pro-rated through April 30, 2013), and based on the FY2013 Annual Performance Bonus Program as approved and amended by the Company's Compensation Committee and paid within thirty (30) days following the approval of the award calculations by the Compensation Committee, and subject to: (i) the Executive's execution of this Agreement, (ii) appropriate revocation periods, and (iii) any and all federal withholding. The parties hereto acknowledge that for purposes of this Paragraph 2(b) and for purposes of calculating the Prorated APB, the Company shall use the greater of Executive's annual base salary at the time of his separation ($375,000.00) or $398,300.00, which is an amount representing P50 Market Survey Data.

The following is for illustration purposes only and assumes the Company reaches the Target threshold:

Greater of Annual Base Salary or P50 Market	Threshold	Target	Max	Prorated APB
$398,300.00	30%	65%	130%	$170,871

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(c)
health benefits and other perquisites the same as Executive presently receives through the Separation Date plus Company fully-subsidized COBRA coverage continuing for eighteen (18) months following separation.

(d)	payment of all vested benefits in the Company Profit Sharing/401(k) Plan and Benefits Restoration Plan, provided such amounts shall be paid on the dates permitted or designated under each such plan.

(e) as approved by the Compensation Committee, accelerated vesting of equity awards, according to the provisions of the applicable award agreement, as shown below:

(i)
accelerated pro-rata vesting of 21,460 Restricted Stock Units out of the 48,493 units granted and as yet unvested; to be settled in cash or common stock per the terms of the applicable award agreements and based upon the average of the daily trading closing prices on the NYSE for the month of April 2013, as follows:

Granted 06/03/2010	15,000

Granted 01/18/2011	735

Granted 11/23/2011	1,965

Granted 10/23/2012	3,760
21,460

(ii)
pro-rata vesting of a projected 47,271 Performance Stock Units out of a total of 76,776 granted and as yet unvested as outlined below (numbers shown assume the three-year performance results to be at target); which have been prorated, per the terms of the applicable award agreement, based on the number of days worked by the Executive in the performance period up to the date of separation. The number of performance units finally awarded may be further adjusted up or down based on the actual performance results for the performance period to which these awards are tied and will be payable as per the terms of the applicable award agreement. Further, if needed to avoid adverse consequences to Executive pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), Executive agrees that Company shall deposit such shares into Executive's CUSIP at the transfer agent with a legend restricting resale of such shares for the period of time needed to comply with Section 409A.

Granted 06/03/2010	25,000

Granted 01/18/2011	N/A

Granted 11/23/2011	8,689

Granted 10/23/2012	3,764
42,271

(iii)
prorated vesting of 9,775 Stock Appreciation Rights out of a total of 27,236 granted on 11/23/2011 and, per the terms of the respective award agreements, the extension of the exercise date to the earlier of (i) two years following the Separation Date, and (ii) the expiration date of each award.

3.
To the extent any benefits provided by the Company under Paragraph 2 are taxable to the Executive, such benefits, for purposes of Section 409A, shall be provided as separate monthly in-kind payments of those benefits. To the extent any such benefits are subject to and not otherwise exempt from Section 409A, the provision of such in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in another calendar year, and the rights to such in-kind benefits shall not be subject to liquidation or exchange for another benefit. With respect to reimbursement of expenses, the amount of expenses eligible for reimbursement during a calendar year shall not affect the expenses eligible for reimbursement in any other calendar year. The Company shall make all reimbursements and payments no later than the last day of the calendar year following the calendar year in which the expenses were incurred, and the Company's gross-up of any taxes shall be made no later than the end of the calendar year next following the calendar year in which the Executive remits the related taxes to the Internal Revenue Service.

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4.
Executive agrees that he is separating from the Company of his own free will, and that the terms of his various restrictive covenants, as set forth in Paragraph 9, are valid and enforceable. The Company shall have the right to discontinue all amounts payable under this Agreement, to recover all payments made under this Agreement from the date of any breach by Executive, and to obtain injunctive relief should Executive breach any of the covenants referenced herein.

5.	In consideration of the mutual promises and covenants contained in this Agreement and after adequate opportunity to consult with legal counsel:

(a)
except as provided for in subpart (e) below or as otherwise prohibited by law, Executive for himself and each of his respective heirs, representatives, agents, successors, and assigns, irrevocably and unconditionally releases and forever discharges the Company and its respective current and former officers, directors, shareholders, employees, representatives, heirs, attorneys, and agents, as well as its respective predecessors, parent companies, subsidiaries, affiliates, divisions, successors, and assigns and its respective current and former officers, directors, shareholders, employees, representatives, attorneys, and agents (collectively the “Released Parties”), from any and all causes of action, claims, actions, rights, judgments, obligations, damages, demands, accountings, or liabilities of whatever kind or character, which Executive may have against them, or any of them, by reason of or arising out of, touching upon, or concerning Executive's employment with the Company or his separation from the Company. Executive acknowledges that this release of claims specifically includes, but is not limited to, any and all claims for fraud; breach of contract; breach of the implied covenant of good faith and fair dealing; inducement of breach; interference with contractual rights; wrongful or unlawful discharge or demotion; violation of public policy; invasion of privacy; intentional or negligent infliction of emotional distress; intentional or negligent misrepresentation; conspiracy; failure to pay wages, benefits, vacation pay, expenses, severance pay, attorneys' fees, or other compensation of any sort; defamation; unlawful effort to prevent employment; discrimination on the basis of race, color, sex, sexual orientation, national origin, ancestry, religion, age, disability, medical condition, or marital status; any whistleblower protection or retaliation claim; any claim under Title VII of the Civil Rights Act of 1964 (Title VII, as amended), 42 U.S.C. § 2000, et seq., the Civil Rights Act of 1991, the Age Discrimination in Employment Act (“ADEA''), 29 U.S.C. § 621, et seq., the Older Workers Benefit Protection Act (“OWBPA”), 29 U.S.C. § 626(f), the Equal Pay Act, the Family and Medical Leave Act (“FMLA”), the Fair Labor Standards Act (“FLSA”), the Americans with Disabilities Act (“ADA”), the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), the Occupational Safety and Health Act (“OSHA”) or any other health and/or safety laws, statutes, or regulations, the Executive Separation Income Security Act of 1974 (“ERISA”), the Internal Revenue Code of 1986, as amended; the Sarbanes-Oxley Act of 2002 (“SOX”), the Lilly Ledbetter Fair Pay Act of 2009, the Genetic Information and Nondiscrimination Act (“GINA) and any and all other foreign, federal, state, or local laws, common law, or case law, including but not limited to all statutes, regulations, common law. Notwithstanding the preceding sentence or any other provision of this Agreement, this release is not intended to interfere with Executive's right to file a charge with the Equal Employment Opportunity Commission (the “EEOC”) in connection with any claim Executive believes he may have against the Company or its affiliates. However, by executing this Agreement, Executive hereby waives the right to recover in any proceeding he may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission (or any other agency) on Executive's behalf. This release shall not apply to any of the Company's obligations under this Agreement, COBRA continuation coverage benefits or any employee benefit plan subject to the Employment Separation Income Security Act of 1974, as amended, in which Executive has vested.

(b)
Executive agrees that he shall not file a lawsuit or adversarial proceeding of any kind with any court, agency or arbitral forum against the Company or any Released Parties, asserting any claims that are released in this Agreement. Executive represents and agrees that, prior to signing this Agreement, he has not filed or pursued any complaints, charges, or lawsuits of any kind with any court, governmental or administrative agency, or arbitral forum against the Company, or any other person or entity released under Paragraph 5(a) above, asserting any claims whatsoever. Executive understands and acknowledges that, in the event he commences any proceeding in violation of this Agreement, he waives and is estopped from receiving any monetary award or other legal or equitable relief in such proceeding.

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(c)
Executive represents and warrants that Executive is not aware of any (i) violations, allegations or claims that the Company has violated any federal, state, local or foreign law or regulation of any kind, or (ii) any facts or circumstances relating to any alleged violations, allegations or claims that the Company has violated any federal, state, local or foreign law or regulation of any kind, of which Executive has not previously made the executive leadership team aware. If Executive learns of any such information, Executive shall immediately inform the Company's Senior Vice President of Law, Government Affairs, and Global Compliance.

(d)
Executive represents and warrants that he has not assigned or subrogated any of his rights, claims, and/or causes of action, including any claims referenced in this Agreement, or authorized any other person or entity to assert such claim or claims on his behalf, and he agrees to indemnify and hold harmless the Company against any assignment of said rights, claims, and/or causes of action.

(e)	If Executive should breach any of his obligations under this Agreement, the Company shall have no further obligation to make the unvested payments described in this Agreement.

(f)
Nothing in this Agreement shall affect or apply to Executive's rights and benefits in and to: (i) the Commercial Metals Company's Profit Sharing and 401(k) Plan, the Commercial Metals Companies 2005 Benefit Restoration Plan and the Commercial Metals Companies Benefit Restoration Plan established September 1, 1995. Executive will retain all rights and benefits in accordance with applicable plan documents. Executive understands and acknowledges that, consistent with the terms of the Plans referenced above, he will be eligible for and entitled to all future payments or distributions to which Executive is or may be entitled to receive as a result of his participation in these plans for plan years or performance periods ending after the Separation Date. Executive's active participation in all such plans and programs will cease on the Separation Date, however, consistent with the terms of the Plans referenced above all benefits or compensation under such plans and programs that Executive has earned or in the future may be credited to Executive's account or to which Executive will become entitled to receive under such plans and programs by virtue of his service through the Separation Date will be payable pursuant to the terms of such plans; and (ii) payment of accrued, unpaid salary and reimbursement of eligible business expenses through the Separation Date.

6.
Executive shall, immediately following execution of this Agreement, to the extent not previously returned or delivered: (a) return all equipment, records, files, documents, data, programs or other materials and property in Executive's possession, custody or control which relates or belongs to the Company or any one or more of its affiliates, including, without limitation, all, Confidential Information (defined below), computer equipment, access codes, messaging devices, credit cards, cell phones, keys and access cards; and (b) deliver all original and copies of confidential information, electronic data, notes, materials, records, plans, data or other documents, files or programs (whether stored in paper form, computer form, digital form, electronically or otherwise, on Company equipment or Executive's personal equipment) that relate or refer in any to (1) the Company or any one or more of its affiliates, its business or its employees, or (2) the Company's Confidential Information or similar information. By signing this Agreement, Executive represents and warrants that Executive has not retained and has or shall timely return and deliver all the items described or referenced in subsections (a) or (b) above; and, that should Executive later discover additional items described or referenced in subsections (a) or (b) above, Executive shall promptly notify the Company and return/deliver such items to the Company. Confidential Information means information (1) disclosed to or known by Executive as a consequence of or through his employment with Employer or Affiliate; and (2) which relates to any aspect of Employer's or Affiliate's business, research, or development. “Confidential Information” includes, but is not limited to, Employer's and Affiliate's trade secrets, proprietary information, business plans, marketing plans, financial information, employee performance, compensation and benefit information, cost and pricing information, identity and information pertaining to customers, suppliers and vendors, and their purchasing history with Employer, any business or technical information, design, process, procedure, formula, improvement, or any portion or phase thereof, that is owned by or has, at the time of termination, been used by the Employer, any information related to the development of products and production processes, any information concerning proposed new products and production processes, any information concerning marketing processes, market feasibility studies, cost data, profit plans, capital plans and proposed or existing marketing techniques or plans, financial information, including, without limitation, information set forth in internal records, files and ledgers, or incorporated in profit and loss statements, fiscal reports, business plans or other financial or business reports, and information provided to Employer or Affiliate by a third party under restrictions against disclosure or use by Employer or others.

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7.
Executive shall not, directly or indirectly, disclose, communicate, or publish in any format any libelous, defamatory, or disparaging information concerning the Company, its executives, officers, Board of Directors, its parents, subsidiaries, affiliates, employees, operations, technology, proprietary or technical information, strategies or business whatsoever, or cause others to disclose, communicate, or publish any disparaging information concerning the same. The Company shall not directly or indirectly, disclose, communicate, or publish in any format any libelous, defamatory, or disparaging information concerning Executive and agrees that it shall provide a neutral reference if asked by prospective employers to Executive.

8.
Executive hereby agrees to provide his full cooperation, at the request of the Company, with any of the Released Parties in the transitioning of his job duties and responsibilities, any and all investigations or other legal, equitable or business matters or proceedings which involve any matters for which Executive worked on or had responsibility during his employment with the Company. Executive also agrees to be reasonably available to the Company or its representatives to provide general advice or assistance as requested by the Company. This includes but is not limited to testifying (and preparing to testify) as a witness in any proceeding or otherwise providing information or reasonable assistance to the Company in connection with any investigation, claim or suit, and cooperating with the Company regarding any investigation, litigation, claims or other disputed items involving the Company that relate to matters within the knowledge or responsibility of Executive. Specifically, Executive agrees (i) to meet with the Company's representatives, its counsel or other designees at reasonable times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency or other adjudicatory body; (iii) to provide the Company with immediate notice of contact or subpoena by any non-governmental adverse party, and (iv) to not voluntarily assist any such non-governmental adverse party or such non-governmental adverse party's representatives. Executive acknowledges and understands that his obligations of cooperation under this Paragraph are not limited in time and may include, but shall not be limited to, the need for or availability for testimony. Executive shall receive no additional compensation for time spent assisting the Company pursuant to this Paragraph 8.

9.
Executive acknowledges that during his employment with the Company as Senior Vice President - Human Resources, he was provided with, and/or had access to information that is considered Confidential Information (as defined in Paragraph 6) pertaining to the Company. Executive agrees that he shall not at any time disclose to anyone, including, without limitation, any person, firm, corporation, or other entity, or publish, or use for any purpose, any Confidential Information pertaining to the Company. Executive agrees that he shall take all reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of, any Confidential Information pertaining to the Company. Therefore, and in light of the compensation Executive will receive under this Agreement, Executive hereby covenants as follows:

(a)
From the present through April 30, 2015, the Executive will not, without the consent of the Company's Chief Executive Officer, accept employment, consult with, or serve in any capacity for or with any business entity that is a Competitor of the Company. Competitor is defined as all business entities engaged in the steel manufacturing, steel fabrication steel trading, steel distribution, metals heat treating or metals recycling industries, including but not limited to those companies identified as Peer Group members in the Company's annual Proxy Statement. Additionally, Executive agrees that during the he will not, without the prior written consent of the Chief Executive Officer, consult with, provide information to, or perform services for any investment firm, financier, or other person or entity which Executive knows, after reasonable inquiry, is considering or pursuing acquisition of the Company or an investment in the Company of more than $25,000.00.

(b)
In addition, from the present through September 30, 2014, Executive shall not directly or indirectly (x) solicit, hire, attempt to hire, retain, or compensate any individual who as of March 15, 2013 is an employee, officer or director of the Company or any affiliate of the Company or (y) solicit business from, attempt to transact business with, call upon, or transact business directly or indirectly with any customer or prospective customer of the Company with whom the Company transacted business or solicited within the preceding forty-eight (48) months.

(c)	Without waiving its right to enforce the foregoing provisions 9(a) and 9(b), Employer agrees that Executive may request a reasonable waiver of these two provisions.

10.
If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other

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provision of this Agreement, and all other provisions shall remain in full force and effect and such invalid or unenforceable provision shall be reformulated by such court to preserve the intent of the parties hereto.

11.
All of the terms and provisions contained in this Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives, successors, and assigns.

12.	This Agreement may be executed in counterparts, each of which shall be deemed an original.

15.
This Agreement shall not in any way be construed as an admission that the Company, Executive, or any    other individual or entity has any liability to or acted wrongfully in any way with respect to Executive, the Company, or any other person.

16.
The Company represents that it has the authority to enter into this Agreement and has obtained all necessary corporate approvals necessary to do so. Executive represents and warrants that he has been advised in writing to consult with an attorney before signing this Agreement; that he has had an opportunity to be represented by independent legal counsel of his own choosing throughout all of the negotiations preceding the execution of this Agreement; that he has executed this Agreement after the opportunity for consultation with his independent legal counsel; that he is of sound mind and body, competent to enter into this Agreement, and is fully capable of understanding the terms and conditions of this Agreement; that he has carefully read this Agreement in its entirety; that he has had reasonable opportunity to have the provisions of the Agreement explained to him by his own counsel; that he fully understands the terms and significance of all provisions of this Agreement; that he voluntarily assents to all the terms and conditions contained in this Agreement; and that he is signing the Agreement of his own force and will, without any coercion or duress.

17.
Except as otherwise specifically provided herein, this Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and with respect to Executive's employment with the Company, contains all the covenants, promises, representations, warranties, and agreements between the parties with respect to Executive's separation from the Company and its subsidiaries and all positions therewith, and supersedes all prior employment or severance or other agreements between Executive and the Company and its subsidiaries, whether written or oral, or any of its predecessors or affiliates. Except as otherwise provided herein, Executive acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party, or by anyone acting on behalf of either party, which is not embodied herein, and that no agreement, statement, or promise relating to Executive's separation from the Company and its subsidiaries that is not contained in this Agreement shall be valid or binding. Executive represents and acknowledges that in executing this Agreement, he does not rely, and has not relied, upon any representation(s) by the Company or its agents except as expressly contained in this Agreement. Any modification of this Agreement will be effective only if it is in writing and signed by both parties.

18.
No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall (i) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (ii) preclude insistence upon strict compliance in the future.

19.
Executive agrees that, as a condition to receipt of the consideration described herein above, he shall sign an affirmation of the waiver and release contained in this Agreement on April 30, 2013.The form of affirmation to be signed by Executive is attached as Attachment A hereto.

20.
This Agreement is entered into under, and shall be governed for all purposes by; the laws of the State of Texas without giving effect to any choice of law principles and venue over any claim relating to this Agreement shall rest exclusively in Dallas County, Texas.

21.
Executive, by Executive's free and voluntary act of signing below, (i) acknowledges that he has been given a period of 21 days to consider whether to agree to the terms contained herein, (ii) acknowledges that he has been advised in writing to consult with an attorney prior to executing this Agreement, (iii) acknowledges that he understands that this Agreement specifically releases and waives all rights and claims Executive may have under the ADEA prior to the date on which Executive signs this Agreement, and (iv) agrees to all of the terms of this Agreement and intends to be legally bound thereby. Furthermore, Executive acknowledges that the promises and benefits provided for in Paragraph 3 of this Agreement will be delayed until this Agreement becomes effective, enforceable and irrevocable. This Agreement will become effective, enforceable and irrevocable on the eighth

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day after the date on which it is executed by Executive. During the seven-day period prior to the Separation Date, Executive may revoke his agreement to accept the terms hereof by indicating in writing to the Company his intention to revoke. If Executive exercises his right to revoke hereunder, Executive shall forfeit his right to receive any of the payments or benefits provided for herein, and to the extent such payments or benefits have already been made, Executive agrees that he will immediately reimburse the Company for the amounts of such promises and benefits.

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WHEREFORE, the parties, by their signatures below, evidence their agreement to the provisions stated above:

COMMERCIAL METALS COMPANY

/s/ Joseph Alvarado
Joseph AlvaradoPresident and Chief Executive Officer

EMPLOYEE

By: /s/ James Alleman
James Alleman

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ATTACHMENT A

AFFIRMATION

By my signature below, I hereby re-execute and affirm the Separation Agreement, originally signed by me on March__, 2013, including, but not limited to, the release and waiver of claims to the extent set forth in the Agreement.

EXECUTIVE

By:__________________________
James Alleman
Date: __________